Exhibit 8.1





                                February 3, 2006






Entertainment Properties Trust
30 West Pershing Road, Suite 201
Kansas City, Missouri 64108

RBC Capital Markets
One Liberty Plaza
165 Broadway
New York, NY 10006

          Re:  Certain U.S. Federal Income Tax Issues

Ladies and Gentlemen:

     We have acted as tax counsel to Entertainment Properties Trust, a Maryland real estate investment trust (the "Company") in connection with the offer and sale of up to 1,150,000 common shares of beneficial interest, including 150,000 shares issued to cover over-allotments, if any (the "Securities"), pursuant to a registration statement on Form S-3, registration No. 333-113626 (as amended and supplemented from time to time, the "Registration Statement"), and the prospectus dated March 26, 2004 (the "Prospectus") and prospectus supplement dated February 3, 2006 (the "Prospectus Supplement"). The Company is a real estate investment trust organized under the laws of the State of Maryland primarily for the purpose of acquiring and leasing certain real estate.

     You have requested our opinion as to (i) the qualification of the Company as a real estate investment trust for U.S. federal income tax purposes (a "REIT") under the provisions of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the federal income tax status of the Company's Partnerships (as defined in the attached Officers' Certificate dated February 3, 2006); and (iii) the accuracy of the discussion of U.S. federal income tax consequences contained under the caption "U.S. Federal Income Tax Consequences" in the Prospectus, as amended and supplemented by the "Additional Federal Income Tax Consequences" in the Prospectus Supplement.

     In connection with rendering this opinion, we have reviewed such documents and made such inquiries as we have deemed appropriate for purposes of rendering this opinion. The Company has delivered certain representations to us as set forth in an Officers' Certificate dated February 3, 2006, and, with the Company's permission, we have relied upon such


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Entertainment Properties Trust
RBC Capital Markets
February 3, 2006
Page 2


representations in giving this opinion. Our opinion is based on the information and representations set forth in the Officers' Certificate. We have assumed, with your consent, that the representations set forth in the Officers' Certificate are true, accurate and complete as of the date hereof. Although we have not independently investigated the representations to us set forth in the Officers' Certificate, nothing has come to our attention that would lead us to question the accuracy of any representation contained in the Officers' Certificate.

     Based on such assumptions and representations, and assuming the accuracy thereof, it is our opinion that (i) beginning with its taxable year ended December 31, 1997, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes, and its current method of operation (as represented in the Officers' Certificate, the Prospectus and the Prospectus Supplement) will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code; (ii) the Company's current method of operation (as represented in the Officers' Certificate, the Prospectus and the Prospectus Supplement) will enable the Partnerships (as defined in the Officers' Certificate) to be treated for U.S. federal income tax purposes as partnerships (or disregarded entities) and not as associations taxable as corporations or as publicly-traded partnerships; and (iii) the statements in the Prospectus under the caption "U.S. Federal Income Tax Consequences," as amended and supplemented by the statements in the Prospectus Supplement under the caption "Additional Federal Income Tax Consequences," to the extent that they describe matters of law or legal conclusions, are correct in all material respects.

     This opinion is based in part on the Code, Treasury Regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, each as of the date hereof and all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations furnished to us by the Company may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company's operations for any taxable year will satisfy such requirements.

     We consent to the reference to our firm under the captions "U.S. Federal Income Tax Consequences" and "Legal Opinions" in the Registration Statement and Prospectus and the caption "Legal Matters" in the Prospectus Supplement and to the attachment of this opinion as an exhibit to the Registration Statement. Please be advised that we have rendered no opinion regarding any tax issues other than as set forth herein.


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Entertainment Properties Trust
RBC Capital Markets
February 3, 2006
Page 3


     This opinion letter shall not be construed as or deemed to be a guarantee or insuring agreement. We disclaim any obligation to update this opinion for developments which may occur subsequent to the date hereof.



                                           Very truly yours,

                                           /s/ Sonnenschein Nath & Rosenthal LLP

                                           Sonnenschein Nath & Rosenthal LLP